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                                                                    Exhibit 4.14


S.L.S. Sails Ltd. - Share Sale Agreement

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                              SHARE SALE AGREEMENT

                                    AGREEMENT

           MADE AND ENTERED INTO IN TEL AVIV ON THE 14TH OF JUNE 2007

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BETWEEN:                         1. E.L.S. TRUST LTD.
                                 (A Private Registered Co. No. 51-2817974)
                                 Of Europe House, 2 Weizmann Str., Tel Aviv,
                                 Israel
                                 (hereinafter: "E.L.S.")

                                 2. ELSCINT LTD.
                                 (A PUBLIC REGISTERED CO. NO. 52-0038837)
                                 Of Europe House, 2 Weizmann, Str., Tel Aviv,
                                 Israel
                                 (hereinafter: "ELSCINT")

                                 (E.L.S. and Elscint shall hereinafter be referred to jointly as: "THE SELLERS")

                                 THE FIRST PARTY;

AND BETWEEN:                     MANOFIM FINANCES FOR ISRAEL (MAPAL) LTD.
                                 (A Public Registered Co. No. 52-0038332)
                                 Of 47 Jabotinsky Blvd., the "Star Center"
                                 Complex, Ashdod
                                 (Hereinafter referred to in this Agreement as:
                                 "THE PURCHASER")

                                 THE SECOND PARTY;
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S.L.S. Sails Ltd. - Share Sale Agreement

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WHEREAS:                         The Sellers are the holders of the shares being
                                 sold in the Company, as defined below;

AND WHEREAS:                     S.L.S. Sails Ltd. (hereinafter: "The COMPANY")
                                 is duly registered with the Israel Registrar of Companies, as reflected in the Companies
                                 Register, as defined below;

AND WHEREAS:                     The Company is registered at the Israel Lands
                                 Administration as a leaseholder in perpetuity, and holds the right to be registered, at the Land Registry Office, AS A LEASEHOLDER IN
                                 PERPETUITY OF THE LAND, AS DEFINED BELOW;

AND WHEREAS:                     The Company holds all the rights, of any kind
                                 and sort, including rights of use, of the commercial and entertainment center known as the Arena Shopping Center as defined below;

AND WHEREAS:                     The Company's operations include, in addition
                                 to ownership, possession and operation of the Arena Shopping Center (including the leasing of commercial areas), additional business activities dealing in entertainment, recreation and culture by the operating of the Attractions as defined below;

AND WHEREAS:                     The Purchaser is interested in acquiring from
                                 the Sellers and the Sellers are interested in selling to the Purchaser, all the Sale Shares as detailed in the terms and conditions of this Agreement below;

AND WHEREAS:                     The parties wish to set out and to establish
                                 the rights and obligations between them, within
                                 the framework of this Agreement.
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      THEREFORE, IT IS AGREED AND DECLARED BETWEEN THE PARTIES AS FOLLOWS:

1. In this Agreement, the following terms shall have those meanings assigned alongside them, as follows:

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     A.   "NET ASSET VALUE AT    The Net Asset Value of the Company as at the
          THE EFFECTIVE DATE"    Effective Date, which shall be calculated in
                                 accordance with the method of calculation and the formula as set out in
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S.L.S. Sails Ltd. - Share Sale Agreement

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                                 APPENDIX

     B.   "BANK SECURITIES"      All securities and collaterals, including a
                                 mortgage in the first degree, without
                                 limitation in amount, guarantees, any security, collateral or other right granted by the Company in favour of the Bank in connection with the bank loan and pursuant to the Loan
                                 Agreement with the Bank, marked as Liens Nos. 1
                                 - 5 in the report of the Registrar of Companies for the Company, attached hereto as APPENDIX 4B of this Agreement, and as stipulated in the certificate of rights attached hereto.

     C.   "DEPOSIT FUNDS"        THE TOTAL SUM OF NIS 20,105,000 (twenty
                                 million, one hundred and five New Israel
                                 Sheqels), according to the following
                                 specification: The sum of NIS 12,201,000
                                 (twelve million, two hundred and one thousand
                                 New Israel Sheqels) [$3,000,000 (three million
                                 United States Dollars according to the
                                 representative rate of the United States Dollar of 4.067 as of 23.4.2007)] plus NIS 7,904,000
                                 (seven million, nine hundred and four thousand
                                 New Israel Shekels [$2,000,000 (two million
                                 United States Dollars according to the
                                 representative rate of the United States Dollar of 3.952 as of 17.5.2007)] paid by the
                                 Purchaser to the Sellers by the date of the signing of this Agreement.

     D.   "BASIC RENT"           The annual rent in the sum of NIS 43,260,000
                                 (forty three million, two hundred and sixty thousand New Israel Shekels), constituting the basis for the adjustment of the purchase price pursuant to Section 7 below.

     E.   "RENT ADJUSTED TO      The annual rent for the rent agreements as of
          THE RENT AMOUNT        the Rent Amount Adjustment Date calculated
          ADJUSTMENT DATE"       pursuant to APPENDIX 7.1.

          "THE SELLERS OWNERS'   All owners' loans (including interest and
          LOANS"                 linkage differences accumulated up to the
                                 Closing Date) yet to be
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S.L.S. Sails Ltd. - Share Sale Agreement

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                                 paid by the Company to the Sellers and/or their
                                 affiliates, as of the Closing Date of the transaction.

     F.   "THE FINANCING LOAN"   The loan granted by the Bank to the Company
                                 pursuant to the Loan Agreement with the Bank;

     G.   "THE LOAN AGREEMENT    The agreement for arranging the financing terms
          WITH THE BANK"         with the Bank dated 17.6.2003 (including
                                 amendments thereto).

     H.   "THE SALE SHARES"      38,000 shares of the Company constituting the
                                 fully issued and paid up share capital of the Company, according to the following distribution:
                                 E.L.S. - 99 ordinary shares at a par value of NIS 1.
                                 Elscint - 37,901 ordinary shares at a par value of NIS 1.

     I.   "THE EFFECTIVE DATE"   30.06.2007.

     J.   "THE CLOSING DATE"     28.06.2007 or at a deferred date as defined in
                                 Section 6.5 below.

     K.   "THE TRADEMARK         The agreement to be signed between the
          LICENSE AGREEMENT"     Purchaser and Elscint at the Closing Date under
                                 which Elscint will grant the Purchaser license to use trademarks pursuant to the provisions of Section __________ below, in the form and wording as attached to this Agreement AS
                                 APPENDIX __________.

     L.   "THE TORNADO           The agreement to be signed between the
          INTELLECTUAL           Purchaser and Elscint, at the Closing Date,
          PROPERTY AGREEMENT"    under which Elscint will grant the Purchaser a
                                 licence to use the intellectual property connected with the "Tornado" attraction at the Arena Shopping Center (hereinafter: "TORNADO"), pursuant to the provisions of Section
                                 __________ below, in the form and wording attached to this Agreement as APPENDIX 8.2.7.

     M.   "SERVICE AGREEMENTS"   All the agreements (of any kind and sort) with
                                 suppliers and/or service providers in the
                                 framework of the management of the Arena
                                 Shopping Center signed by Elscint with
                                 professionals providing services in the areas
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                                 of the Arena Shopping Center, including
                                 contractors, designers, consultants etc. in connection with the management of the Arena
                                 Shopping Center, attached to this Agreement, as APPENDIX.

     N.   "THE PURCHASE PRICE    The par value of the Shares, i.e., the amount
          FOR THE SALE SHARES"   equivalent to NIS 38,000 (thirty eight thousand
                                 New Israel Sheqels) plus the consideration (if
                                 any) pursuant to the provisions of Section 6.3 below.

     O.   "BANK APPROVAL"        The approval of the Bank for the execution of
                                 the Transaction and the cancellation and removal of the Bank Securities in the form attached hereto as APPENDIX 4.O. or in any other form, between the Bank and the Purchaser's bank.

     P.   "THE SELLERS' OWNERS   The total amount (100%) of the Owners Loans of
          LOAN AMOUNT"           the Sellers, as recorded in the Company's books
                                 as of the Closing Date which the Company must pay to the Sellers and/or to their affiliates.

     Q.   "THE FINANCING LOAN    The amount to be paid to the Bank pursuant to
          REPAYMENT AMOUNT"      the provisions of Section 6.2 below, for the
                                 full and final repayment of the Financing Loan, in the amount detailed in the Bank Approval.

     R.   "THE ARENA SHOPPING    THE "ARENA" COMMERCIAL AND ENTERTAINMENT CENTER
          CENTER"                IN HERZLIYAH BUILT ON THE LAND, OVER 6 LEVELS,
                                 IN AN AREA OF APPROXIMATELY 120,000 M(2),
                                 DELINEATED IN THE PLANS IN GREY (HEREINAFTER:
                                 "THE AVAILABLE AREA") AND ALSO THE PARKING AREA
                                 AS DETAILED IN THE CHANGES PLAN (HEREINAFTER:
                                 "THE PARKING").

     S.   "THE RENT AMOUNT       30.6.2009.
          ADJUSTMENT DATE"

     T.   "THE INCREMENT FOR     The increment adjustment amount to be paid by
          THE RENT ADJUSTMENT"   the Company to the Sellers pursuant to the
                                 provisions of
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S.L.S. Sails Ltd. - Share Sale Agreement

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                                Section 7 below.

CHAPTER B: THE TRANSACTION

5.   PURCHASE OF THE COMPANY BY THE PURCHASER

     Subject and pursuant to the terms, conditions and provisions detailed below in the Agreement, the Sellers will sell to the Purchaser and the Purchaser will purchase and receive from the Sellers, at the Closing Date all the Sale Shares (including all accompanying rights), namely the full rights of any kind and sort in the Company and its Assets, where such are free and clear of any debt, lien, pledge, attachment, right of first refusal, tag-along right, lock out arrangements, debt or any other third party right in consideration for the purchase price of the Sale Shares.

6. THE PURCHASER'S INVESTMENTS IN THE COMPANY; PAYMENT OF THE FINANCING LOAN; AND PAYMENT OF THE OWNERS' LOAN

     6.1. At the Closing Date and subject to the terms, conditions and provisions detailed below in this Agreement, the Purchaser will make an owners' loan available to the Company, in an amount of NIS 538,000,000 (five hundred and thirty eight million New Israel Sheqels) (including the Deposit Funds which have already been paid by the Purchaser) (hereinafter: "THE PURCHASER'S LOAN").

          In order to remove any doubt it is clarified, that the Deposit Funds constitute a part of the Purchaser's Loan, so that at the Closing Date the Purchaser will be required to transfer to the Company the sum of NIS 517,895,000 (five hundred and seventeen million, eight hundred and ninety five thousand New Israel Sheqels).

     6.2. At the Closing Date , and in accordance with the mechanism to be agreed upon between the Sellers' Bank and the Purchaser's Bank, the Purchaser shall be responsible and shall see to it that the Company pay out of the Purchaser's Loans Amount, the Financing Loan Repayment Amount and shall be responsible for the removal and cancellation of the Bank Securities.

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     6.3. Similarly, at the Closing Date , and after repayment of the Financing
          Loan, the Purchaser shall be responsible and shall see to it that the Company repay to the Sellers the Owners' Loans Amount of the Sellers, and in any event no payment shall be made higher than the amount constituting the difference between the Purchaser's Loan Amount and the Financing Loan Repayment Amount (hereinafter: "THE SELLERS' LOANS REPAYMENT AMOUNT"). The difference between the Purchaser's Loan Amount and the Financing Loan Repayment Amount shall hereinafter be referred to as: "THE PURCHASER'S LOAN BALANCE").

          It is hereby agreed and clarified that should the Owners' Loan Amount of the Sellers be lower than the Purchaser's Loan Balance, then the Purchaser will pay the Sellers, at the Closing Date , additional consideration for the Sale Shares, which shall be calculated as the difference between the Purchaser's Loan Balance and the Owners' Loan Amount of the Sellers (hereinafter: "THE ADDITIONAL CONSIDERATION").

          It is hereby agreed and clarified that, the Sellers' Loans Repayment Amount, the payment of the Sale Share Purchase Price and the payment of the Additional Consideration (if any) constitute final and absolute payment by the Company towards the Sellers, in connection with the Owners' Loans of the Sellers and the sale of the Sale Shares. The Sellers hereby waive any claim and/or suit and/or demand towards the Company and towards the Purchaser and/or towards any one acting on their behalf (including the shareholders, directors and other officers therein), in connection with the Owners' Loans of the Sellers, including in connection with the Sellers' Loans Repayment Amount, the repayment date and such other matters related to the Sellers Owners' Loans, as stated.

     6.4. At the Closing Date , the Purchaser will pay the Sellers the Company's liabilities for payment to the Sellers, the sum of NIS 1,000,000 (one million New Israel Sheqels), as interest for the deferral of the repayment of the Owners' Loans of the Sellers for a period commencing at the date of the signing of this Agreement and ending at the date of the repayment of the Owners' Loans (hereinafter: "THE INTEREST FOR THE DEFERRAL OF THE REPAYMENT DATE"). It is hereby clarified that the Sellers shall not be entitled to receive any further and/or other payment (from the Company or from the Purchaser) for the

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S.L.S. Sails Ltd. - Share Sale Agreement

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          deferral of the payment to the Transaction date, other than the
          Interest for the deferral of the Repayment Date.

          Should the Closing Date be brought forward to a date earlier than the Effective Date (including if the Closing Date of this Agreement is executed at the Closing Date), an amount of NIS 50,000 (fifty thousand New Israel Sheqels) will be deducted from the Interest for the Deferral of the Repayment Date for each day brought forward as stated.

     6.5. It is clarified and agreed that should the sale of the Sale Shares not be completed by the Closing Date and/or at a later date to be agreed upon by the parties (hereinafter: "THE DEFERRED DATE") and where the Sellers notified the Purchaser in writing of the cancellation of this Agreement within 14 days from the Closing Date or from the Deferred Date, accordingly, the Sellers will forfeit the Deposit Funds, as final and agreed compensation for the non completion of the transaction and they will be released from all their undertakings towards the Purchaser for this Agreement.

          Notwithstanding that stipulated in Section 9 below, should the Closing Date be postponed to the Deferred Date, the Purchaser will pay to the Sellers, in addition to all undertakings of the Purchaser to pay any payments to the Sellers and/or the Company and/or to see to it that the Company and/or a financial institution will pay to the Sellers any payment under the provisions of this Agreement, agreed compensation for each day's delay up to 1.7.2007 (inclusive) in the sum of NIS 50,000 (fifty thousand New Israel Sheqels) and for each day's delay after 1.7.2007 and up to the Deferred Date an amount equivalent to interest at the Prime interest rate plus 3%, calculated annually, on the sum of NIS 517,895,000 (five hundred and seventeen million, eight hundred and ninety five thousand New Israel Sheqels) (hereinafter:
          "THE AGREED COMPENSATION AMOUNT').

7. Adjustments to the Rent

     7.1. On the Rate Adjustment Date, the parties will calculate the adjusted rate amount for the Rent Adjustment Date, pursuant to the provisions of APPENDIX 7.1, and will act in accordance therewith;

     7.2. In the event, in accordance with the calculation in Appendix 7.1 the Adjusted Rent for

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          the Rent Rate Adjustment Date exceeds the Basic Rent by an amount of
          NIS 5,335,000 (five million, three hundred and thirty five thousand New Israel Sheqels) or higher ("THE RENT DIFFERENCE TARGET"), then the Purchaser will pay the Sellers, as an addition to the rent difference, a maximum sum of NIS 10,500,000 (ten million, five hundred thousand New Israel Sheqels) (hereinafter: "THE MAXIMUM INCREMENT TO BE PAID TO THE SELLERS"), pursuant to the provisions of the above Appendix and against a tax invoice to be issued by each one of the Sellers to the Company.

     7.3. In the event that according to the calculation in Appendix 7.1 the Adjusted Rent at the Rent Rate Adjustment Date is higher than the Basic Rent, by an amount which is lower than the Rent Difference Target ("THE ACTUAL RENT INCREMENT"), then the increment amount to be paid to the Sellers shall be calculated as an amount bearing the same ratio to the Maximum increment paid to the Sellers as to ratio between the Actual Rent Increment and the Rent Target Difference, pursuant to the provisions of the above Appendix.

8. THE CONDITIONS FOR THE CLOSING

     The Closing and its consummation shall be subject to the terms and conditions detailed below, namely:

     8.1. Pro Forma Invoices for the Effective Date

          The Sellers have executed and delivered to the Purchaser the pro forma invoices for the Effective Date, including the report indicating the Net Asset Value at the Effective Date and the Purchaser has approved the pro forma invoices as stated in Section _____ above.

     8.2. Actions Which Must be Carried Out at the Closing

          At the Closing Date the following actions and documents shall be simultaneously executed and signed upon. All the actions shall be considered as having been executed jointly and no one action shall be valid unless all have been executed:

          8.2.1. The Sellers will sell, transfer and deliver to the Purchaser and the Purchaser will acquire the Sale Shares from the Sellers by means of signing on the share

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               transfer deeds attached to this Agreement as APPENDIX 8.2.1 together with any other accompanying document required in law, including the documents and notices required for reporting to the tax authorities / Company Registrar;

          8.2.2. The Sellers shall deliver to the Purchaser letters of resignation of each one of the directors in the Company appointed by the Sellers, which shall be valid at the Closing Date, and shall also sign on all approvals and/or resolutions required for the appointment of directors on behalf of the Purchaser and to report on their appointment to the Company Registrar. Letters of waiver and release shall be attached to the letters of resignation in which the directors shall declare and undertake, towards the Company and towards the Purchaser (jointly and severally) that they have no claim and/or suit and/or demand, of any kind and sort, in connection with their appointment and/or tenure and/or actions as directors and/or their resignation from the Company.

          8.2.3. The Purchaser shall determine and appoint, in the manner required in law, a director / directors for the Company, as well as the signatories, who shall serve as directors and exclusive signatories in the Company.

          8.2.4. The Sellers will deliver to the Purchaser a letter in the form attached hereto as APPENDIX 8.2.4, confirming that all the representations, warranties and undertakings given by them within the framework of this Agreement are also fully accurate and correct as of the Closing Date, as if given again at the Closing Date (further to the declarations and undertakings of the Sellers that such are correct as of the date of the execution of this Agreement) and relating to that date.

          8.2.5. Elscint shall assign to the Purchaser all its rights under the management contracts and the service agreements as stipulated in Section _____ above. Elscint undertakes to deliver the documents endorsing the rights in the form attached as APPENDIX 8.2.5.

          8.2.6. The Trademark Licence Agreement as attached hereto as APPENDIX
               8.2.6 will be signed.

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          8.2.7. The Tornado Intellectual Property License Agreement will be signed in the form attached hereto in APPENDIX 8.2.7.

          8.2.8. The Sellers will provide the Purchaser with the (original) tax certificates as well as a powers of attorney from the Herzliyah Marina, for the transfer and registration of the Company's rights in the Land at the Land Registry Office (Property Betterments Tax, Property Tax, Purchase Tax certificates, except for the municipality certificate.

          8.2.9. Subject to the provisions of this Agreement, the Purchaser:

               8.2.9.1. Will pay to the Sellers the Purchase Price for the Sale
                    Shares.

               8.2.9.2. Will transfer to the Company the sum of NIS 517,895,000
                    (five hundred and seventeen million, eight hundred and ninety five thousand New Israel Sheqels).

               8.2.9.3. Shall be responsible for and shall see to it that the
                    Company pay to the Bank the Financing Loan Repayment Amount and shall be responsible for the removal and cancellation of the Bank Securities; and -

               8.2.9.4. Shall be responsible for and shall see to it that the
                    Company repay to the Sellers the Owners' Loans Amount of the Sellers.

               8.2.9.5. Will pay the Sellers additional consideration [in the case where the "Owners' Loans of the Sellers Amount" is lower than the "Balance of the Purchaser's Loan"].

               8.2.9.6. Will pay to the Sellers the INTEREST FOR THE DEFERRAL OF
                    THE REPAYMENT DATE [NIS 1,000,000].

               8.2.9.7. Shall deposit the Net Asset Value at the Effective Date in trust pursuant to Section _____ [in the case where there is a surplus of assets over the liabilities of the Company].

          8.2.10. The Sellers will pay the Purchaser the sum of NIS 1,000,000 (one million New

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               Israel Sheqels) pursuant to Section _____ above.

          8.2.11. A document of assignment of engagements from Elscint to the Company in connection with the service agreements will be signed in the form attached hereto as APPENDIX 8.2.10.

          8.2.12. The Sellers will deliver to the Purchaser the approval of the Bureau of Standards, approving the proper functioning of the Attractions.

          8.2.13. Legal counsel for Elscint will deliver to the Purchaser the applications to revoke the licenses relating to the trademarks and the intellectual property rights, which shall be delivered to legal counsel for Elscint under the Trademark Agreement and under the Intellectual Property Agreement.

          8.2.14. The parties will sign any other document required under any law in order to validate the Transaction which is the subject matter of this Agreement, such as reports to the Registrar of Companies.

9. Collection of Accounts Receivable: The Purchaser shall see to it that the Company makes all reasonable commercial efforts in order to collect the outstanding accounts receivable at the Closing Date .

9. INDEMNIFICATION

     Each party shall indemnify the other party for damages provided that any damage was pursuant to a final and absolute judgement due to any one of the incidents detailed in the Agreement.

     9.1. Certain Limitations

          The liability of the Sellers or of the Purchaser, as the case may be, for claims under this Section, shall be limited as follows:

          9.1.1. Notwithstanding anything stipulated in any other provision in this Agreement, those Purchaser's Indemnitees shall not be entitled to collect their damages from the Sellers pursuant to Section _____, unless and until the accumulated amount of the damages in connection with the Company, the

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               business and the Arena Shopping Center exceeds an amount
               equivalent to NIS 500,000 (five hundred thousand New Israel Sheqels) ("THE SELLERS' INDEMNIFICATION THRESHOLD"); subject to that stipulated, it is clarified that the Sellers will indemnify any of the Purchaser's indemnitee against damages provided only for any cause of action where the extent of the damage exceeds an amount equivalent to NIS 20,000 (twenty thousand New Israel Sheqels).

               The above said shall also apply accordingly to claims of the Sellers Indemnitees towards the Purchaser, except in the matter of the Purchaser's undertakings to pay any payment to the Sellers and/or the Company and/or to see to it that the Company and/or the third party pay to the Sellers any payment and/or make any loan available to the Company (before or after the Closing Date) pursuant to the provisions of this Agreement.

          9.1.2. Notwithstanding anything else stated in any other provision in this Agreement, in the absence of fraud or an intentional breach of this Agreement (cases in which no limitation shall apply), under no circumstance will the overall maximum liability of the Sellers in connection with all the claims of the Purchaser's Indemnitees against the Sellers under Section _____ of this Agreement for damages caused or incurred by Purchaser's Indemnitees in connection with the Company, the Arena Shopping Center and this Agreement, shall exceed an amount which is equivalent to 50% (fifty per cent) of the Owners' Loans of the Sellers.

               9.1.2.1. Notwithstanding anything stipulated in any other
                    provision of this Agreement, any demand for indemnification made by the Purchaser's Indemnitee in connection with taxes, is subject to the Purchaser and/or the Company authorising and permitting the Sellers' tax consultants, at the exclusive account of the Sellers, to execute, administer and handle all contacts with the tax authorities in connection with all affairs and/or tax years and/or the assessments relating to the period before the Closing Date.

          9.1.3. Notwithstanding anything stipulated in any other provision in this Agreement, the

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               included limitations shall not apply, inter alia to claims for indemnification of the Purchaser's Indemnitees against the Sellers with respect of the fact that the Company is registered at the Israel Land Administration as a leaseholder in perpetuity and that it has the right to be registered, in the Land Registry Office, as a leaseholder in perpetuity on the Land and also in relation to its rights to operate and own the Business as defined above.

     9.2. In any event of a dispute between the parties in connection with this Agreement, the dispute shall be referred to an arbitrator in accordance with the arbitration mechanism set out in the Agreement.